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                                                                     EXHIBIT 21



                          SUBSIDIARIES OF THE COMPANY


     The following is a list of the active subsidiaries of the Company as of March 25, 1997, indicating the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business. In the case of each subsidiary which is indented, its immediate parent owns beneficially all of the capital stock, except BrookeMil Ltd., of which the Company owns approximately 99.1% of such voting securities.



        NAME OF SUBSIDIARY                 JURISDICTION OF INCORPORATION
         Ladenburg, Thalmann Group Inc.              Delaware
         Ladenburg, Thalmann & Co. Inc.              Delaware
         Thinking Machines Corporation               Delaware
         BrookeMil Ltd.                              Cayman Islands
         ALKI Corp.                                  Delaware

     Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.